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                                                                    EXHIBIT 99.1

       [LOGO]
   NEW HORIZONS(R)
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COMPUTER LEARNING CENTERS
CHOOSE. LEARN. SUCCEED.

Company Contact:                                  Investor Relations Contacts:
Robert S. McMillan                                William Walkowiak, CFA
Chief Financial Officer                           John Nesbett
New Horizons Worldwide, Inc.                      Lippert/Heilshorn & Associates
(714) 940-8001                                    (212) 838-3777


                     NEW HORIZONS COMPLETES DEBT REFINANCING

ANAHEIM, CALIF. - FEB. 27, 2003 - New Horizons Worldwide, Inc. (Nasdaq: NEWH) has completed a refinancing of its $14.1 million term loan that had been held by a consortium of lenders, led by Wells Fargo Bank, N.A. Of this amount, the company repaid $3.5 million from available cash, and the remaining amount was replaced with a new term loan of $10.6 million from Wells Fargo. The bank also assumed the amount outstanding under the company's revolving line of credit of $300,000 and responsibility for outstanding letters of credit.

The new credit facility, which expires on February 15, 2005 and required payment of a fee of $46,000, has the following terms and conditions:

     (1) a $10,639,000 term loan with quarterly principal payments of $750,000 commencing March 31, 2003;

     (2)  a revolving line of credit of $1,500,000;

     (3) an interest rate of either prime plus 1.5% or LIBOR plus 3.75%, at the company's option, with a potential reduction to prime plus 0% or LIBOR plus 2.25% should the company achieve a rolling four-quarter EBITDA in excess of $11.2 million;

     (4) a requirement to meet various financial covenants, including minimum quarterly EBITDA, maximum leverage ratio, minimum debt service coverage ratio, maximum capital expenditures, and minimum quarterly cash level; and

     (5) a prohibition from engaging in any acquisitions without the consent of Wells Fargo.

"This financing provides us with a stable capital structure, at attractive terms," said Robert S. McMillan, the company's chief financial officer. "By resolving our previously disclosed covenant violations, this agreement provides the financial foundation to move ahead with our plans to restore profitable growth."
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                                                                    EXHIBIT 99.1


ABOUT NEW HORIZONS

New Horizons Computer Learning Centers, a subsidiary of New Horizons Worldwide, Inc., was named the world's largest IT training company by IDC in 2002. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 265 centers in 51 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,000 account executives, 2,400 instructors and over 2,000 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company's dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company's filings with the Securities and Exchange Commission.

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